Exhibit 99.1

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

April 2, 2007

Re:	World Monitor Trust III (“WMT III”) – Series I (“Series I”)

Dear Unitholder:

Please be advised that Preferred Investment Solutions Corp. (“Preferred”), the managing owner of Series I, pursuant to Section 13.1(i) of WMT III’s Second Amended and Restated Declaration of Trust and Trust Agreement, has determined to dissolve Series I effective close of business on April 30, 2007. Given the low asset level of Series I, Preferred determined that the ongoing operating and administrative expenses required to continue operating Series I was not in the best interests of Series I’s Unitholders.

Please contact your Financial Advisor for instructions on how to place redemption instructions. If we have not received your redemption request by April 25, 2007, your Units in Series I will be automatically redeemed as of April 30, 2007, and we will wire redemption proceeds to your account.

Please note that you can also exchange your Units in Series I for Units for Units in Series G at no additional cost. You should complete the Exchange Request Form included with your current Prospectus and return to us by April 25, 2007. Please speak to your Financial Advisor for more information and a current Prospectus for WMT III.

If you have any questions, please feel free to call your Financial Advisor or Kenmar’s Investor Services Group at 914.307.4000. We appreciate the support you have shown for WMT III and Kenmar.

Best Regards,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Investor Services
Preferred Investment Solutions Corp.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.